ASSET PURCHASE AGREEMENT, dated as of October 1, 1996, by and between SGS-THOMSON MICROELECTRONICS, INC., a Delaware corporation (the
"Seller"), and MICRO ACQUISITION CORP., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Microsemi Corporation, a Delaware corporation ("Microsemi"),

	W I T N E S S E T H:

WHEREAS, the Seller desires to sell and transfer to the Purchaser, and the Purchaser desires to purchase and assume from the Seller, certain assets and liabilities, all as more specifically provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the Seller and the Purchaser agree as follows:

	ARTICLE I
	Definitions

1	Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

1	"Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

2	"Agreement" means this Asset Purchase Agreement.

3	"Assumed Liabilities" means:

(i)	the obligation to fill Purchase Orders from customers of the Unit received and entered by the Seller in the Backlog as of the Closing Date which are assigned to the Purchaser at the Closing ;

(ii)	the obligation to pay suppliers for goods or services received by the Purchaser after the Closing Date pursuant to Purchase Orders placed by the Unit prior to the Closing Date to the extent that such Purchase Orders are not Excluded Assets and are specifically listed on Schedule 1.1.36(ix) of Purchase Orders assigned to and accepted by the Purchaser at the Closing as updated to the Closing Date;

(iii)	the obligations of the Seller and its successors under Contracts other than Purchase Orders, if any, assigned to and assumed by the Purchaser which are listed on Schedule 1.1.36(ix) included in the Purchased Assets; and

(iv)	product liability for Purchased Inventory other than finished goods as of the Closing Date.

4	"Authorizations" has the meaning ascribed to such term in Section
5.11.

5	"Backlog" means certain agreed upon backlog as listed on Schedule
1.1.36(iv) with an estimated value as set forth on such Schedule, as updated to the Closing Date.


6	"Backlog Inventory" means the part of the Inventory that is for the production of parts and quantities in the Backlog, which, subject to change in the normal course of business to the Closing Date, will be included in the Purchased Inventory as of the Closing Date, and will be identified in Schedule 5.9 and valued therein, as updated to the Closing Date.

7	"Business Day" means a day, other than a Saturday or Sunday, on which commercial banks in Texas and California are open for the general transaction of business.

8	"Closing" has the meaning ascribed to such term in Section 4.5.

9	"Closing Date" has the meaning ascribed to such term in Section
4.5.

10	"Code" means the Internal Revenue Code of 1986, as amended.

11	"Encumbrances" has the meaning ascribed to such term in Section
5.6.

12	"Environmental Audit" means an investigation of the Facilities and the public records relating to the real property adjacent thereto to be conducted prior to the Closing Date, the scope of which is mutually agreed upon, conducted by an environmental consultant the identity of which is mutually agreed upon by the parties to be comprised of the Environmental Assessment Report dated August 2, 1996 and the September
20, 1996 proposal as agreed to by the Purchaser.

13	"Environmental Claims" means (a) any judicial or administrative enforcement actions, proceedings, claims, orders (including consent orders and decrees), directives, notices (including notices of inspection, notices of abatement, notices of non-compliance or violation and notices to comply), requests for information or investigation instituted or threatened by any governmental authority pursuant to any Environmental Law; or (b) any suits, arbitrations, legal proceedings, actions or claims instituted, made or threatened that relate to any damage, contribution, cost recovery, compensation, loss or injury resulting from the Release or threatened Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Regulated Substances, or the violation or alleged violation of any Environmental Law, or the generation, manufacture, use, storage, transportation, treatment, or disposal of Regulated Substances.

14	"Environmental Condition" shall mean each of  the following:

(A)	any environmental or other condition within the jurisdiction of, or regulated by, any Environmental Law or which could form the basis of an Environmental Claim, that has existed or exists as of the Closing Date or which arises after the Closing Date on account of actions or omissions occurring on or prior to the Closing Date;

(B)	the generation, use, manufacture, treatment, storage,
transportation, or disposal of Regulated Substances on or prior to the Closing Date;

(C)	the Release of Regulated Substances on or prior to the Closing
Date or which occurs after the Closing Date on account of actions or omissions occurring on or prior to the Closing Date; or

(D)	any violation of any Environmental Law based, in whole or in part, on the acts or omissions of Seller or any predecessor operator or owner of the Facility at any time on or prior to the Closing Date or the operation of the Facilities on or prior to the Closing Date;

in, at, on, to, from, under, above or related to or otherwise in connection with the Facilities and whether or not such conditions, claims, actions, inactions, occurrences, or matters have been previously disclosed to the Purchaser or are described, listed or referred to in any Schedule attached hereto.
15	"Environmental Laws" means any and all present and future federal, state and local laws, statutes, orders, ordinances, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including without limitation those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the unlawful Release or threatened Release of Regulated Substances, (ii) the generation, use, storage, transportation, treatment, or disposal of Regulated Substances, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal, health or welfare, in any manner applicable to Seller, the Business or the Facilities, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. '9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. '1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C '6901 et seq.), the Federal
Water Pollution Control Act (33 U.S.C '1251 et seq.), the Clean Air Act (42 U.S.C. ' 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.
' 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. ' 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. '11001 et seq.), each as amended or supplemented from time to time, and any analogous present or future local, state or federal statutes and regulations, and all rules and regulations promulgated under each of the foregoing.

16	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

17	"Excess Inventory" means that portion of the Related Inventory of the Unit that is not Purchased Inventory and may be purchased after the Closing Date pursuant to the option as provided in Section 7.11.

18	"Excluded Assets" is defined as follows:

(i)	Excess Inventory;

(ii)	Unrelated Inventory; and

(iii)	a GCA stepper model 6300 machine.

19	"Excluded Liabilities" means any and all liabilities or
obligations other than the Assumed Liabilities.

20	"Execution Date" is defined as the date first set forth in this
Agreement.

21	"Facilities" means any and all real property (including without limitation, all soil, groundwater or surface water, buildings, fixtures or other improvements located thereon, under or adjacent to the properties and buildings thereon) previously or now owned, leased or operated by Seller or any prior owner, lessee or operator of real property at the location commonly known as 140 Commerce Drive, in Montgomeryville Industrial Center (Plan in Plan Book A-9 page 49), situated in the Township of Montgomery, County of Montgomery, Commonwealth of Pennsylvania.

22	"Governmental Authority" means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

23	"Inventory" means any and all inventory, including raw material inventories, warehouse stock, parts, inventories, material, supplies, work-in-progress and finished products, packaging and shipping materials of the Unit.

24	"Inventory Value" means the aggregate dollar amount of Purchased
Inventory valued in accordance with the method set forth in Section 4.2.

25	"Letter of Intent" shall have the meaning ascribed to such term in
Section 11.7.

26	"Licensed Proprietary Rights" means Seller's (a) patents, patent registrations, and patent applications set forth in Schedule 1.1.26, together with (b) copyrights, copyright registrations, and copyright applications, used any time prior to the Closing Date in the manufacture of the Products or Related Products, and (c) technology, inventions, product drawings, trade secrets, know-how, customer lists, manufacturing processes, process data, product designs, bills of materials and other proprietary information or rights to the extent derived from or used in the manufacture of the Products or Related Products prior to the Closing Date identified in Schedule 1.1.26; and permits, licenses or other agreements to or from third parties regarding the foregoing and listed on Schedule 1.1.26 hereof.

27	"Non-Disclosure Agreement" is defined in Section 7.1.

28	"Operative Documents" means (i) in the case of the Seller, the
Bill of Sale, the License, the deed, assignment, and all instruments and any other documents to be executed and delivered by the Seller necessary for the conveyance of the Purchased Assets to the Purchaser or which this Agreement expressly provides are to be executed and delivered by the Seller and (ii) in the case of the Purchaser, the Note, the License Agreement and other documents which this Agreement expressly provides are to be executed and delivered by the Purchaser.

29	"PADEP" shall mean the Pennsylvania Department of Environmental
Protection or any successor Governmental Agency having jurisdiction or regulatory oversight authority over the Facilities.

30	"Person" means an individual, partnership, corporation, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

31	"Products" are defined as the radio frequency semiconductor
products listed on Schedule 5.5.

32	"Purchase Orders" means (a) all outstanding purchase orders
received from customers and listed in Backlog; and (b) all outstanding purchase orders issued by Seller for the Unit to suppliers of the Unit listed in Schedule; provided, however, that the term "Purchase Orders" shall not include any purchase order approved or issued by the Seller for goods received prior to the Closing Date and entered by the Seller in the Inventory or which is not consistent with pricing in the prior two year period, or any purchase order received from a customer of the Unit, if payment for which has been received prior to the Closing Date or which is related to a distribution stocking order or other order outside the ordinary course that is not consistent with pricing in the prior two year period.

33	"Purchase Price" has the meaning ascribed to such term in Section
4.2.

34	"Purchased Assets" means all right, title and interest in and to the following property which is specified below:

(i)	the Facilities presently owned by Seller as identified in Schedule
1.1.36(i) ;

(ii)	all machinery and equipment (including spare parts) and business machines, forklift trucks, and other vehicles, furniture, fixtures, supplies, capital improvements in process, die cast, molds, tools and all other tangible personal property employed in the manufacture of the Products (excluding one (1) GCA stepper model 6300 machine) reflected on
Schedule 1.1.36(ii) hereof;
(iii)	all Purchased Inventory located in the Facilities as of the
Closing Date to be identified in the manner required in Section 4.2 (collectively "Purchased Inventory");

(iv)	all easements, rights of way, servitudes, leases, permits,
licenses or options related to the Facilities used or held by the Seller, if any, reflected on Schedule 1.1.36(iv) hereto;

(v)	all Purchased Proprietary Rights identified on Schedule 1.1.36(v);

(vi)	all Backlog identified on Schedule 1.1.36(vi);

(vii)	all authorizations, consents, approvals, licenses, orders,
permits, exemptions of, filings or registrations with, any Governmental Authority (the extent assignable), and all correspondence relating thereto including those shown on Schedule 1.1.36(vii);

(viii)	cash to the extent of an amount equal to the Seller's after-
tax profit margin from the sale of the Products shipped by Seller on or prior to the Closing Date in fulfillment of Purchasing Orders received by Seller after July 12, 1996 as shown on Schedule 1.1.36(viii);

(ix)	all rights under any Purchase Orders placed by the Unit prior to the Closing Date to the extent specifically listed on Schedule
1.1.36(ix) or other assignable Contracts as listed in Schedule
1.1.36(ix); and

(x)	its employment restrictive covenants and obligations of (i)
present and former employees of the Unit at a time within one year before the Closing Date, and (ii) agents, representatives, and independent contractors of the Unit, to the extent assignable as shown as Schedule 1.1.36(x);

(xi)	all records, files and correspondence, relating to the Purchased
Assets or Assumed Liabilities to the extent available (excluding books of account, tax returns, accounting and personnel records which shall be excluded assets);

(xii)	all operating and training manuals, catalogs, quotations, bids, sales and promotional materials, correspondence, research and development records, prototypes, lists of present and former customers and suppliers, customer information including a 5-year sales history, to the extent available relating to the Products;

(xiii)	(with the consent of such employees) the personnel,
employment and other records of the employees listed on Schedule 7.10;
and

(xiv)	the net operating profits of the Unit for the period from the
Execution Date to the Closing Date calculated pursuant to the terms of
Schedule 1.1.34(xiv).

35	(a) "Proprietary Rights" means the combination of all Licensed
Proprietary Rights and all Purchase Proprietary Rights, and (b)
"Purchased Proprietary Rights" shall mean all mask sets of the Products or Related Products.

36	(a) "Purchased Inventory" means Related Inventory, including all
Backlog Inventory and a part of the other Related Inventory as determined as of the Closing Date in the manner described in Section 4.2, and (b) "Purchase Inventory Value" shall mean the Inventory Value of the Purchase Inventory as set forth in Schedule 4.2, and as determined in the manner set forth in Section 4.2.

37	"Related Inventory" means Inventory of the Products or the Related
Products.

1.1.39	"Related Products" are identified in Schedule 1.1.39.
38	"Regulated Substances" means (i) any chemical, material or
substance now defined as or included in the definition of "hazardous substance," "hazardous waste," "hazardous material," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substance," or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity or other words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto, and any other chemical, material or substance, exposure to which is prohibited, or regulated by any governmental authority or Environmental Law, or which is reasonably likely to pose a hazard to the health and safety of the owners, occupants or any other persons in the vicinity of the Facilities, (ii) any oil, petroleum or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iv) any radioactive materials, (v) asbestos in any form which is or could become friable, (vi) urea formaldehyde foam insulation, (vii) polychlorinated biphenyls, on (viii) pesticides

39	"Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching, or migration of Regulated Substances into the indoor or outdoor environment (including without limitation, the abandonment or disposal of any storage tanks, barrels, containers or other closed receptacles containing any Regulated Substance), or into or out of the Facilities, including the movement of any Regulated Substances through the air, soil, surface water, or groundwater of the Facilities.

40	"Unit" means the operating unit of the Seller manufacturing the
Products at the Facilities.

41	"Unrelated Inventory" means Inventory that is not Related
Inventory, and none of which is to be transferred to Purchaser.

Section 2	Interpretation.  Unless otherwise indicated to the contrary
herein by the context or use thereof:  (i) the words, "herein,"
"hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

	ARTICLE II
	Purchase and Sale of Assets

Section 1	Assets Acquired.  Subject to the terms and conditions of
this Agreement, the Seller agrees to sell, assign, convey, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser agrees to purchase and acquire from the Seller on the Closing Date, all of the Purchased Assets and the Seller and the Purchaser agree to execute a License Agreement in the form of Exhibit A for Seller to license to the Purchaser on and after the Closing Date all of the Licensed Assets.

Section 2	Assets Excluded.  Notwithstanding anything to the contrary
contained in this Agreement, the Purchaser will not purchase and acquire or obtain any right or license to, any of the Excluded Assets, and the Excluded Assets are specifically excluded from the assets to be sold, assigned, licensed or and transferred to the Purchaser pursuant to this Agreement.

	ARTICLE III
	Assumption of Liabilities and Limitation

Section 1	Liabilities Assumed.  The Purchaser agrees to assume the
Assumed Liabilities from the Seller as of the Closing.

Section 2	Limitations.  EXCEPT FOR THE OBLIGATIONS SET FORTH IN
SECTION 3.1, THE PURCHASER SHALL NOT ASSUME OR DISCHARGE ANY DEBTS, OBLIGATIONS, LIABILITIES OR COMMITMENTS OF THE SELLER WHETHER ACCRUED NOW OR HEREAFTER, WHETHER FIXED OR CONTINGENT, AND WHETHER KNOWN OR UNKNOWN.

	ARTICLE IV
	Purchase Price; Method of Payment; Allocation

Section 1	Purchase Price.  The purchase price payable at the closing
hereunder (the "Purchase Price") shall equal the sum of the following:

1	The sum of (i) Nine Hundred Thousand Dollars ($900,000) plus (ii)
the Inventory Value of the Purchase Inventory (the "Purchased Inventory Value") in accordance with the procedure set forth in Section 4.2 which shall be paid by wire transfer to Seller's designated bank account on the Closing Date; plus

2	Seven Hundred Thousand Dollars ($700,000), evidenced by an
interest free promissory note in the form of Exhibit B hereto (the "Note"), and payable in two installments of Two Hundred Thousand Dollars ($200,000) due on or before January 15, 1997 and January 15, 1998, respectively, and one final installment of Three Hundred Thousand Dollars ($300,000) due on or before January 15, 1999; plus

3	The lesser of Three Hundred Thousand Dollars ($300,000), or the
Seller's actual cost, for acquiring and installing three (3) radio frequency test benches at the Facility on or before October 30, 1996. Seller may acquire and install used or refurbished test benches upon notice to the Purchaser. This payment thereof shall constitute liquidated damages and fully satisfy every obligation to pay any cost or expense related to or arising from the expansion or extension of the Unit's resources.

Section 2	Calculation of the Purchased Inventory Value.  If the value
of the Purchased Inventory shown on Schedule 4.2 is less than $1,050,000, then the Purchased Inventory Value shall be equal to such valuation. If the value of the Purchased Inventory shown on Schedule
4.2 is equal to or greater than $1,050,000 but less than or equal to $1,150,000, then the Purchased Inventory Value shall be $1.1 Million.
The Purchaser shall have no obligation with regard to any Inventory in excess of $1,150,000 and it shall become Excess Inventory.

Section 3	Bulk Sales Compliance.  The Purchaser waives any compliance
with the provisions and procedures of Article 6 of the Uniform
Commercial Code as currently enacted in Pennsylvania (the "Bulk Sales Law"), and any similar laws applicable to the transactions contemplated hereby, but the Seller nevertheless represents and warrants that the Purchased Assets will be transferred to the Purchaser free and clear of any Encumbrances or transferee liability that may be imposed by the Bulk Sales Law or such similar laws.

Section 4	Allocation of the Purchase Price.  The Purchase Price shall
be allocated as set forth in Exhibit C hereto. The Purchaser and the Seller shall use such allocation in filing their respective Internal Revenue Service Forms 8594.

Section 5	Closing.  The closing of the transactions contemplated
hereby (the "Closing") shall take place by fax (with originals to follow by overnight delivery) among the Seller, Purchaser, and their respective representatives on one or more days from October 23, 1996 through October 25, 1996, or at such other time and place as is mutually agreed by the Purchaser and the Seller, subject to satisfaction of the conditions set forth in Article VIII. The time and date of the Closing is herein called the "Closing Date."

	ARTICLE V
	Representations and Warranties of the Seller

The Seller represents and warrants to the Purchaser as follows:

Section 1	Organization and Qualification of the Seller.  The Seller is
a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease its property and assets and to carry on the business of the Unit as presently conducted, and is duly qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Pennsylvania and in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business, financial condition, or operations of the Unit (a "Material Adverse Effect").

Section 2	Authorization.  The Seller has full corporate power and
authority to execute and deliver this Agreement and each of the other Operative Documents to be executed and delivered by it and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action on the part of the Seller. Each of this Agreement and each of the other Operative Documents to be executed and delivered by it has been or, at the time of delivery will be, duly authorized, executed and delivered by the Seller and constitutes or, at the time of delivery will constitute, a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

Section 3	Non-contravention.  Neither the execution and delivery of
this Agreement and each of the other Operative Documents to be executed and delivered by it, nor the performance by the Seller of its obligations hereunder and thereunder, will (i) contravene any provision contained in the Seller's Certificate of Incorporation or by-laws, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Seller is a party or by which it is bound or to which any of the Purchased Assets are subject, (iii) result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on or affecting any of the Purchased Assets, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Assumed Liability.

Section 4	No Consents.  Except as set forth in Schedule 5.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any of the other Operative Documents or the consummation of the transactions contemplated hereby or thereby by the Seller.

Section 5	The Purchased Assets.  The Purchased Assets constitute all
of the rights properties and assets (tangible or intangible) which were necessary for the manufacture of the Products by Seller prior to the Closing Date. No third party owns or has any interest by lease, license or otherwise in any of the Purchased Assets. The documents of transfer to be executed and delivered by the Seller at the Closing will be sufficient to convey good and marketable title to the Purchased Assets to the Purchaser, free and clear of all Encumbrances, other than Assumed Liabilities.

Section 6	Personal Property.  Except as disclosed in Schedule 5.6, the
Seller has good and marketable title to (or valid leasehold or contractual interests in) all personal property comprising the Purchased Assets, free and clear of any lien, claim, charge, mortgage, security interest, equity or other encumbrance (collectively, "Encumbrances").

Section 7	Real Property.  Schedule 5.7(a) to this Agreement contains a complete and accurate legal description of the real property portion of the Facilities owned by Seller. Schedule 5.7(b) to this Agreement contains a description of all buildings, fixtures and other improvements of the Facilities owned by Seller. Prior to the Closing Date, Seller shall have delivered to Purchaser a true and correct copy of an owner's policy of title insurance, together with any surveys, delivered or issued to the Seller in connection with such title policy. The zoning of the Facilities permits Seller to manufacture the Products. To the Seller's knowledge, the Facilities are in good operating condition and fit for their present use in the ordinary course of business (subject to normal wear and tear) with no known structural or other defects that could interfere with the conduct of normal operations of such facilities and are suitable for the purposes for which they are currently being used by Seller. To our knowledge, the title policy identifies all Encumbrances on the Facilities.

Section 8	No Condemnation.  Neither the whole nor any part of the real property or the improvements thereon is subject to any governmental decree or order to be sold nor have any proceedings for the condemnation, expropriation or other taking of all or any portion of such real property or improvements been instituted or, to the Seller's best knowledge, threatened by any Governmental Authority, with or without payment therefor.

Section 9	Inventory.  Schedule 5.9 sets forth a true and complete
listing of all Related Inventory.  Except as specifically disclosed on
Schedule 5.9, all of the Purchased Inventory consist of items which are good and merchantable and of a quantity and quality usable in the regular and ordinary course of the Business consistent with past practices. The Seller has good and marketable title to all of such Purchased Inventory, free and clear of any Encumbrances, other than Encumbrances in favor of the Purchaser.

Section 10	Absence of Certain Developments.  To the Seller's knowledge, except as set forth in Schedule 5.10, since February 1, 1996, the Seller has conducted the business of the Unit in the ordinary and usual course consistent with past practices and has not (i) sold, leased, transferred or otherwise disposed of any of the Backlog Inventory or the Related Inventory (other than dispositions in the ordinary course of business consistent with past practices), (ii) terminated or amended in any material respect any contract or lease affecting the Unit to which the Seller is a party or to which it is bound or to which Purchased Assets are subject, (iii) suffered any material loss, damage or destruction of Purchased Assets whether or not covered by insurance, (iv) incurred any liabilities (other than in the ordinary course of business, none of which, individually or in the aggregate, are material), (v) incurred, created or suffered to exist any Encumbrances on the Purchased Assets other than those listed on Schedule 5.6 or as identified in the title policy as to the Facilities or created in the ordinary course of business, none of which, individually or in the aggregate, are material,
(vi) increased, directly or indirectly the compensation to become payable by Purchaser after the Closing Date to any of the officers or employees listed in Schedule 7.10, (vii) suffered any labor dispute, strike or other work stoppage, (viii) except as contemplated in this Agreement, made or obligated itself to make any capital expenditures affecting the Unit in excess of $50,000 individually or in the aggregate, (ix) entered into any contract or other agreement affecting the Unit requiring the Seller to make payments in excess of $50,000 per annum, individually or in the aggregate, other than in the ordinary course of business consistent with past practices, or (x) suffered any other event, fact or circumstance which has resulted in a Material
Adverse Effect as of the Execution Date.

Section 11	Governmental Authorizations; Licenses, Etc.  To the Seller's
knowledge, after appropriate inquiry, and except as set forth on
Schedule 5.11, the Unit has been operated in compliance with all applicable laws, rules, regulations, codes, ordinances, orders, policies and guidelines of any applicable Governmental Authorities, including but not limited to, those related to: fire, safety, labeling of products, pricing, sales or distribution of products, antitrust, trade regulation, trade practices, sanitation, land use, employment or employment practices, energy and similar laws and all laws, rules, regulations and guidelines administered or promulgated by PADEP, except for violations which, individually or in the aggregate, would not have a Material
Adverse Effect as defined in Section 5.1.  Except as set forth on
Schedule 5.11, the Seller has and as of the Closing Date will have all permits, licenses, approvals, certificates and other authorizations, and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary or advisable for the operation of the Unit as currently conducted by the Seller, except for those which, individually or in the aggregate would have a Material
Adverse Effect. Except as set forth on Schedule 5.11, there is no action, case or proceeding pending or, to the Seller's best knowledge, threatened by any Governmental Authority with respect to (i) any alleged violation by the Unit, Seller or its predecessors or agents of any law, rule, regulation, code, ordinance, order, policy or guideline of any Governmental Authority, or (ii) any alleged failure by the Seller or its predecessors or agents to have any permit, license, approval, certification or other authorization required in connection with the operation of the Unit. Except as set forth on Schedule 5.11, no notice of any violation of such laws has been received by the Seller or any of the directors, officers, employees or other agents of the Seller, and the Seller has not received any notice that the Products or the Related Products are not in compliance with, or do not meet the standards of, all applicable laws. Schedule 5.11 sets forth a true and complete list of all permits, licenses, approvals, certificates, registrations and other authorizations relating to the Unit (the "Authorizations") including without limitation in respect of the Products. Such Authorizations are in full force and effect and the Seller has received no notification of the suspension or cancellation of any thereof.
Except as specifically disclosed in Schedule 5.11, the Seller has no grounds to believe that any of the Authorizations listed on Schedule
5.11 will not be transferable to the Purchaser. Schedule 5.11 includes a true and complete list of all Standard Industrial Classification (SIC) Codes applicable to the Unit or the Purchased Assets.

Section 12	Litigation.  Except as set forth in Schedule 5.12, there are no lawsuits, actions, proceedings, claims, orders or, to the Seller's knowledge, investigations by or before any Governmental Authority pending or, to the Seller's best knowledge, threatened against the Seller relating to the Unit, the Purchased Assets, the Assumed
Liabilities or any product alleged to have been manufactured or sold by the Unit or seeking to enjoin the transactions contemplated hereby and, except as set forth in Schedule 5.12, there are no facts or circumstances known to the Seller that could result in a claim for damages or equitable relief which, if decided adversely, could, individually or in the aggregate, have a Material Adverse Effect.

Section 13	Taxes.  To the Seller's knowledge, all federal, state,
county, local and foreign tax returns and reports of the Seller required to be filed which relate to or affect the Unit or the Purchased Assets have been duly filed. All federal, state, county, local, foreign and any other taxes (including all income, withholding and employment taxes), assessments (including interest and penalties), fees and other governmental charges with respect to the employees, properties, assets, income or franchises of the Seller as they relate to or affect the Unit or the Purchased Assets have been paid or duly provided for, or are being contested in good faith by appropriate proceedings, prior to the Execution Date as disclosed on Schedule 5.13.

Section 14	Insurance.  To the Seller's knowledge, at all times prior to the Closing Date, the Seller has maintained appropriate and adequate insurance policies covering the Purchased Assets and all aspects of the Unit.

Section 15	Environmental Matters.  To the Seller's knowledge, after a
review of all applicable laws, available records and backup documents, except as set forth on Schedule 5.15, (i) the Facilities are being and have been operated by the Seller in compliance with all Environmental Laws, (ii) since the Facilities were acquired by Seller, the Facilities did not contain any Regulated Substance other than as permitted under applicable Environmental Laws, (iii) the Seller has, and at all times has had, all permits, licenses and other approvals and authorizations required under applicable Environmental Laws for its operation of the Facilities, (iv) the Seller has not received any notice from any Governmental Authority that the Seller or any of its Affiliates may be a potentially responsible party in connection with any waste disposal site or facility used, directly or indirectly, by or otherwise related to the Facilities, (v) no reports have been filed, or have been required to be filed, by the Seller concerning the release of any Regulated Substance or the violation of any Environmental Law on or at the Facilities, (vi) no Regulated Substance has been unlawfully disposed of, transferred, released or transported from the Facilities since the facilities were acquired by Seller, other than as permitted under applicable
Environmental Law pursuant to appropriate regulations, permits or authorizations, (vii) there have been no environmental investigations, studies, audits, tests, reviews, or other analyses conducted by or which are in the possession of the Seller or any Affiliate of the Seller relating to the Facilities, except to the extent that true and correct copies thereof have been delivered to the Purchaser prior to the date hereof and identified on Schedule 5.15(vii), (viii) there are no underground storage tanks on, in or under any of the Facilities and no underground storage tanks have been closed or removed from such Facilities, (ix) the Seller has not presently incurred, and the Facilities are not presently subject to, any liabilities (fixed or contingent) relating to any Environmental Claim in connection with the Facilities, (x) all documents filed by or on behalf of the Seller or any predecessor or subsidiary of the Seller with any Governmental Authority pursuant to any Environmental Law in connection with the Facilities were true, correct and complete and did not omit to state any fact required to be stated therein or necessary to make the statements therein not misleading, (xi) to Seller's knowledge, all Environmental Laws in existence at the time the Facilities were acquired by Seller were complied with, and (xii) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or other proceedings pending or threatened against the Seller or any predecessor or subsidiary of the Seller with respect to the Facilities relating to any Environmental Claim, and neither the Seller nor any predecessor or subsidiary of the Seller has received any notices, demand letters or requests for information, arising out of, in connection with, or resulting from, a violation, or alleged violation, of any Environmental Law.

Section 16	Employee Matters.  (a)  Schedule 7.10 contains a true and
correct list of the employees currently employed by the Seller in the conduct of the business of the Unit that Purchaser shall employ pursuant to Section 7.10, including any agreement concerning such employees and a description of the rate and nature of all current compensation payable by the Seller to each employee.

(b) (i) The Seller has not entered into any collective bargaining agreements with respect to the above-mentioned employees, (ii) to the Seller's knowledge and except as set forth on Schedule 5.16, there are no written personnel policies applicable to such employees generally, other than a policy manual and employee manuals, which are identified on
Schedule 5.16, (iii) to the Seller's knowledge, there is no labor strike, dispute, slowdown or work stoppage or lockout pending or, to the best of the Seller's knowledge, threatened against or affecting the Unit and during the past three years there has been no such action, (iv) to the Seller's best knowledge, no union organization campaign is in progress with respect to any of such employees, and no question concerning representation exists respecting such employees, (v) to the Seller's knowledge and except as set forth on Schedule 5.16, there is no unfair labor practice, charge or complaint applicable to such employees pending or, to the Seller's best knowledge, threatened against the Seller, and (vi) to the Seller's best knowledge, the Seller has not entered into any agreement, arrangement or understanding restricting its ability to terminate the employment of any or all of such employees at any time, for any lawful or no reason, without penalty or liability.

Section 17	Proprietary Rights.

(a)	Except as disclosed in Schedule 5.17, to the Seller's knowledge the Seller owns and possesses all right, title and interest in, and upon consummation of the transactions contemplated hereby, the Purchaser will hold a valid and enforceable license for, all of the Proprietary Rights. The Seller has taken all necessary or desirable action to protect the Proprietary Rights, and the transactions contemplated by this Agreement will have no Material Adverse Effect on the Seller's right, title and interest in the Proprietary Rights under license, royalty or other agreements relating to the Proprietary Rights.

(b)	To the Seller's knowledge, no claim by any third party contesting the validity, enforceability, use or ownership of any Proprietary Right has been made, is currently pending or is threatened. As of the Execution Date, the Seller has not received any notice of, nor is it aware of any fact which indicates a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any of the Proprietary Rights. As of the Execution Date, the Seller has not infringed, misappropriated or otherwise conflicted with any rights of any third parties which would have a Material Adverse Effect.

Section 18	Contracts.  To the Seller's knowledge, (a) Schedule 5.18
describes all material contracts, agreements, leases, commitments, instruments, plans, permits or licenses, whether written or oral, with respect to the Unit to which the Seller is a party or is otherwise bound, of the types described below to the extent that they relate to the operation of the Unit prior to the Execution Date (the "Unit's Contracts"):

(i)	all agreements, commitments, purchase orders, sale confirmations or other similar agreements for the purchase by the Seller of raw materials, machinery, equipment or other personal property, products or services, other than those that are for amounts not to exceed $5,000;

(ii)	all agreements, commitments, purchase orders, sale confirmations or other similar agreements;

(iii)	all capitalized leases, pledges, conditional sale or title
retention agreements concerning the Purchased Assets;

(iv)	all employment agreements and commitments and all consulting or severance agreements or arrangements concerning the employees listed in
Schedule 7.10;

(v)	all agreements relating to the consignment or lease or personal property (whether the Seller is lessee, sublessee, lessor or sublessor), other than such agreements that provide for annual payments of less than $5,000;

(vi)	all agreements (other than the agreements as contained herein)
prohibiting the Seller from freely engaging in the business of the Unit in any geographic area;

(vii)	all agreements to provide rebates to customers of the Unit; and

(viii)	all distribution, sales agency and other similar agreements
relating to the marketing, sale or distribution of Products by the Unit.

(b)	Except for novations or consents that are required as disclosed in
Schedule 5.18, all of the Assigned Contracts which are intended to be assigned to the Purchaser hereunder are fully assignable to the Purchaser by the Seller without the consent of any third party. All consents of third parties required for the assignment of such Assigned Contracts have been obtained or will have been obtained prior to or on the Closing Date.

(c)	Except as disclosed in Schedule 5.18, to the Seller's knowledge, the Seller is not in default, nor has the Seller given or received notice of any default or claimed, purported or alleged default, or facts that, with notice or lapse of time, or both, would constitute a default (or give rise to a termination right) on the part of any party in the performance of any obligation to be performed under any of the Unit's Contracts which would have a Material Adverse Effect on Seller's operation of the Unit.

(d)	To the best of Seller's knowledge, the Seller has not violated the
Truth in Negotiations Act or the False Claims Act or any other law regulating government contracts or failed to comply with the applicable requirements of the Federal Cost Accounting Standards with respect thereto which would have a Material Adverse Effect.

(e)	True and complete copies of all written Assigned Contracts,
including any amendments thereto, have been delivered to the Purchaser and such documents constitute the legal, valid and binding obligation of the Seller and, to the best of the Seller's knowledge after due inquiry, each other party purportedly obligated thereunder.

Section 19	Customers and Suppliers.  Schedule 1.1.31  sets forth a
complete list of the Backlog. Schedule 5.19 sets forth a list of (a) the fifteen (15) largest customers currently of the Unit in terms of gross sales and (b) the fifteen (15) largest suppliers of the Unit in terms of purchases, in each case during approximately the 18-month period ending within a reasonable time prior to the Execution Date. Except as set forth on Schedule 5.19, to the Seller's knowledge, since February 1, 1996 (a) no customer has notified or otherwise indicated to the Seller that it will stop, or decrease the rate of, its purchases of materials, products or services from the Unit, and no customer has ceased or materially decreased its purchases of any such materials, products or services from the Seller; and (b) no supplier of the Unit has notified or otherwise indicated to the Seller that it will stop, or decrease the rate of or, other than publicly announced generally applicable price increases, materially increase the cost of, its supply of materials, products or services used by the Unit, and no supplier has ceased, materially decreased the rate of, or materially raised the cost of, any such materials, products or services. Except as set forth in
Schedule 5.19, to the Seller's knowledge, the Unit is not a party to any material contract or commitment to purchase products from any supplier, other than contracts or commitments that are terminable at will by the Seller in its sole discretion, without cost or penalty.

Section 20	Equipment.  To the knowledge of the Seller, and except as
disclosed on Schedule 5.20, all machinery, equipment, furniture, fixtures and other personal property used in the Business is in good operating condition and fit for operation in the ordinary course of business used in the way the Seller had used the same (subject to normal wear and tear) with no known material defects that have interfered with the conduct by the Seller of normal operations of such equipment, furniture, fixtures and other personal property. The Seller disclaims any implied warranty of fitness for a particular purpose or merchantability as to the Purchased Assets that are equipment and goods or other assets that are subject to Article 2 of the Pennsylvania
Uniform Commercial Code, and the Purchaser expressly acknowledges that such equipment and goods or other assets are purchased and sold "AS IS" and "WHERE IS" and without warranty except as expressly contained in this Agreement.

Section 21	Brokers.  The Seller has not retained any broker, finder,
investment banker or financial advisor in connection with this Agreement or any of the transactions contemplated hereby that would be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee in connection therewith payable by the Purchaser.

Section 22	Disclosure.  No representation or warranty made by the
Seller in this Agreement, any Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of the Seller pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Other than that Seller has offered "last-time buys" on discontinued products, there is no fact which the Seller has not disclosed to the Purchaser in writing which the Seller presently believes has or may have a Material Adverse Effect on the properties, assets, business, operations, financial condition or prospects of the Seller or the Unit as of the Execution Date or on the ability of the Seller to perform its obligations under this Agreement or the other Operative Documents to be executed and performed by it.

	ARTICLE VI
	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Seller as follows:

Section 1	Organization and Qualification of the Purchaser.  The
Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or lease its property and assets and to carry on its business as presently conducted and is duly qualified to do business as a foreign corporation as is in good standing in the Commonwealth of Pennsylvania.

Section 2	Authorization.  The Purchaser has full corporate power and
authority to execute and deliver this Agreement and each of the other Operative Documents to be executed and delivered by it and to perform its obligations hereunder and thereunder, all of which have been duly authorized by all requisite corporate action on the part of the Purchaser. Each of this Agreement and each of the other Operative Documents to be executed and delivered by it has been or, at the time of delivery will be, duly authorized, executed and delivered by the Purchaser and constitutes or, at the time of delivery will constitute, a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

Section 3	Non-contravention.  Neither the execution and delivery of
this Agreement and each of the other Operative Documents to be executed and delivered by it, nor the performance by the Purchaser of its obligations hereunder and thereunder, will (i) contravene any provision contained in the Purchaser's Certificate of Incorporation or by-laws,
(ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any contract, agreement, commitment, indenture, mortgage, lease, pledge, note, license, permit or other instrument or obligation or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Purchaser is a party or by which it is bound or to which any of its assets as of the Execution Date are subject, (iii) result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on or affecting any of its assets as of the Execution Date, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any material liability of the Purchaser as of the Execution Date.

Section 4	No Consents.  Except as set forth in Schedule 6.4, no notice to, filing with, or authorization, registration, consent or approval of any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement and the other
Operative Documents or the consummation of the transactions contemplated hereby and thereby by the Purchaser.

Section 5	Litigation.  Except as set forth in Schedule 6.5, there are
no lawsuits, actions, proceedings, claims, orders or, to the Purchaser's knowledge, investigations by or before any Governmental Authority pending or, to the Purchaser's best knowledge, threatened against the Purchaser relating to it or seeking to enjoin the transactions contemplated hereby and, except as set forth in Schedule 6.5, there are no facts or circumstances known to the Purchaser that could result in a claim for damages or equitable relief which, if decided adversely, could, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

Section 6	Absence of Certain Developments; Taxes.  The Purchaser was
recently incorporated and has conducted no business activities.

Section 7	Brokers.  The Purchaser has not retained any broker, finder, investment banker or financial advisor in connection with this Agreement or any of the transactions contemplated hereby that would be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee in connection therewith payable by the Seller.

Section 8	Disclosure.  No representation or warranty made by the
Purchaser in this Agreement, any Schedule, any Exhibit or any certificate delivered, or to be delivered, by or on behalf of the Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact which the Purchaser has not disclosed to the Seller in writing which the Purchaser presently believes has or may have a Material Adverse Effect on the properties, assets, business, operations, financial condition or prospects of the Purchaser or its business as of the Execution Date or on the ability of the Purchaser to perform its obligations under this Agreement or the other Operative Documents to be executed and performed by it.

	ARTICLE VII
	Covenants and Agreements

Section 1	Access and Information.  Prior to the Closing, the Purchaser
has made and shall be entitled to make or cause to be made such investigations of the Unit, and the financial and legal condition of the Purchased Assets, as the Purchaser deems necessary or advisable, and the Seller has cooperated and shall cooperate with any such investigations.
In furtherance of the foregoing, but not in limitation thereof, prior to the Closing Date the Seller shall permit the Purchaser and its agents and representatives or cause them to be permitted to have full and complete access to the premises, books and records of the Unit upon reasonable notice during regular business hours and shall furnish such existing financial and operating data, projections, forecasts, and other data relating to the Unit as the Purchaser shall reasonably request from time to time relating to the truth of representations or warranties, and/or performance of covenants or conditions provided in this Agreement. Prior to the Closing, the Purchaser shall not use any information obtained pursuant to this Section 7.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if such transactions are not consummated, it will hold all information and documents obtained pursuant to this Section 7.1 in confidence in accordance with the Non-Disclosure Agreement dated January
9, 1996 between the Seller and Microsemi ("Non-Disclosure Agreement"), assigned to and assumed by the Purchaser prior to the Execution Date, unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed. In the event that this Agreement is terminated, the Purchaser will deliver to the Seller all documents so obtained by it and any copies thereof in possession of the Purchaser or its agents and representatives or, at the option of the Purchaser, the Purchaser shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to the Seller. Upon the Closing, the Non-Disclosure Agreement shall be terminated automatically pursuant to this Section 7.1.

No investigation by the Purchaser or any of its agents or representatives heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the Seller, which shall survive any such investigation and the consummation of the transactions contemplated hereby.

Section 2	Affirmative Covenants.  Prior to the Closing, except as
otherwise expressly provided herein,

(a)	the Seller shall:
(i)	conduct the business of the Unit only in the ordinary and regular course of business consistent with past practices and for the benefit, to the extent it has net operating profit, of the Purchaser;

(ii)	keep in full force and effect its corporate existence and all material rights and the  Proprietary Rights;

(iii)	use of its reasonable efforts to retain those employees listed in
Schedule 5.16 and preserve its present relationships with customers, suppliers, contractors, distributors and such employees, and continue to compensate such employees consistent with past practices;

(iv)	maintain the Proprietary Rights so as not to affect adversely the validity or enforcement thereof; maintain the other Purchased Assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the Execution Date; and in the event of any casualty, loss or damage to any of the Purchased Assets, either repair or replace such assets with assets of comparable quality or, in the Seller's discretion, subject to the provisions of Section 11.13, transfer consideration to the Purchaser at Closing equal to the full repair cost or replacement cost of such assets;

(v)	maintain the books, accounts and records related to the Unit consistent with past practices;
(vi)	use its reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to the Purchaser's obligation to close to be satisfied; and

(vii)	promptly inform the Purchaser in writing of any material breach of or change in the representations and warranties contained in Article V hereof which become known to the Seller (without obligation to investigate) in the ordinary course of its business; and

(b)	the Purchaser shall:

(i)	review the operation of the Unit through its authorized
representative, who shall be resident at the Facility during normal business hours prior to the Closing. Purchaser's resident representative shall be advised on and requested to approve in writing all operational management decisions concerning the Unit outside the ordinary course of operations;

(ii)	keep in full force and effect its corporate existence;

(iii)	use its reasonable efforts to obtain authorizations, consents, waivers, approvals or take other actions as described in this Agreement as necessary to consummate the transactions contemplated hereby and to cause the other conditions to the Seller's obligation to close to be satisfied; and

(iv)	promptly inform the Seller in writing of any material breach of or change in the representations and warranties contained in Article VI hereof which become known to the authorized representative mentioned above (without obligation to investigate) in the ordinary course of his or her responsibilities.

Section 3	Negative Covenants.  Prior to the Closing, without the prior written consent of the Purchaser, which shall not be unreasonably withheld, or as otherwise expressly provided herein, the Seller will not:

(a)	enter into any contract, agreement or commitment which, if entered into prior to the date of this Agreement, would cause any representation or warranty of the Seller to be untrue or be required to be disclosed on one or more Schedules referred to in Article V; or

(b)	take or omit to be taken any action, or permit its Affiliates to take or to omit to take any action, which could reasonably be expected to have a Material Adverse Effect.

Section 4	Closing Documents.  The Seller shall, prior to or on the
Closing Date, execute and deliver, or cause to be executed and delivered to the Purchaser, the documents or instruments described in Section 8.2. The Purchaser shall, prior to or on the Closing Date, execute and deliver, or cause to be executed and delivered, to the Seller, the documents or instruments described in Section 8.3.

Section 5	Post Closing Access and Assistance.  (a)  After the Closing,
upon request the Seller and its representatives shall be permitted reasonable access, during normal business hours, to make inspection of the books and records of the Seller (if any) transferred to the Purchaser hereunder so long as such records are maintained by the Purchaser in accordance with its customary records retention policy and to make copies thereof as is reasonably necessary (but excluding attorney work product or other privileged communications). The Seller shall pay the Purchaser's out-of-pocket costs and expenses in connection with satisfying such requests.

(b)	After the Closing, upon request the Purchaser and its
representatives shall be permitted reasonable access, during normal business hours, to make inspection of the books and records (if any) of the Seller which may be retained by the Seller relating to the Unit and the Purchased Assets so long as such records are retained by Seller in accordance with its customary records retention policy and to make copies thereof as is reasonably necessary (but excluding attorney work product or other privileged communications). The Purchaser shall pay the Seller's out-of-pocket costs and expenses in connection with satisfying such requests.

(c)	The Seller, as licensor, and the Purchaser, as licensee, shall cooperate in effectuating the License Agreement, which shall govern the relationship between the parties regarding the license of the Proprietary Rights. The Seller shall cooperate with the Purchaser in preparing and providing instruments and related documents necessary or reasonably requested by the Purchaser to register the Proprietary Rights in all countries of the world where Seller has such protection and the transfer thereof is permitted or required, which instruments shall be in registrable form in such countries in which any rights included within the Proprietary Rights are registered or under application as of the Closing Date. The Purchaser shall be responsible for filing and recordation of such instruments and documents and for paying any fees or other charges in connection therewith. Except to the extent otherwise provided in the License Agreement, the Seller shall be responsible following the Closing for paying all of the costs and expenses in accordance with the License Agreement in preparing, filing, registering, prosecuting, defending and maintaining all such Proprietary Rights and the rights and interests associated therewith. The Purchaser shall use reasonable efforts to cooperate with the Seller in connection therewith.

Section 6	Transfer and Property Taxes.  (a) The Purchaser shall pay
the real property sales tax. The Purchaser shall prepare and file the required tax returns and other required documents with respect to the taxes and fees required to be paid by it pursuant to the preceding sentence and shall promptly provide the Seller with evidence of the payment of such taxes and fees. Without limiting the foregoing, each of the parties shall promptly provide the other party with a copy of its Internal Revenue Service Form 8594 filed in connection with this transaction.

(b)	The Seller shall (i) prepare and file all tax returns reporting the income attributable to the Purchased Assets or the operation of the Business for all periods ending prior to or on the Closing Date, (ii) prepare and file all income tax returns reporting the income of the Seller arising on the Closing Date from the sale to the Purchaser of the Purchased Assets and the assumption by the Purchaser of the Assumed Liabilities, (iii) be responsible for the conduct of all tax examinations relating to the tax returns referred to in (i) and (ii) above, and (iv) pay all taxes attributable to the Purchased Assets or the operation of the Business due with respect to the tax returns referred to in (i) and (ii) above. The Purchaser shall prepare and file all tax returns reporting the income attributable to the ownership of the Purchased Assets and the operation of the Business for all periods beginning on or after the first calendar day following the Closing and shall be liable for and pay all taxes due in respect of such tax returns.

(c)	All personal property, motor vehicle (including road use) and ad valorem taxes, and all other taxes, charges or assessments levied or imposed upon the Purchased Assets by any Governmental Authority, for the taxable year beginning before and ending on or after the Closing Date shall be apportioned and pro rated on a per diem basis between the Purchaser and the Seller as of 11:59 p.m. on the Closing Date (the "Adjustment Time"). The Seller shall pay or cause to be paid, on or prior to the Closing Date, all ad valorem taxes and any other taxes and assessments against the Purchased Assets for all periods ending prior to the Closing Date. The Purchaser shall pay all ad valorem taxes and any other taxes and assessments against the Purchased Assets for all periods beginning on or after the first calendar day following the Closing Date. If the Closing Date shall occur before the tax rate for the year of Closing is fixed by the appropriate taxing authority, the apportionment of any such taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation and shall be readjusted promptly after such tax rates are known. Such obligation to readjust shall survive the Closing.

Section 7	Use of the Seller's Name and Logo.  (a)  The Purchaser shall be permitted to continue to use all purchased packaging materials (e.g., boxes) regardless of whether such materials bear the Seller's name and/or logo, but only until such materials have been used.

(b)	As to any finished goods Inventory bearing Seller's logo
manufactured by the Seller, the Purchased Inventory may be resold by the Purchaser bearing Seller's logo, and Purchaser may indicate that such Purchased Inventory was manufactured by the Seller, but only until either the second anniversary of the Closing or until the Purchased Inventory is sold, and Excess Inventory that may be purchased by Purchaser pursuant to Section 7.11 may be resold by the Purchaser bearing Seller's logo, and Purchaser may indicate that such Excess Inventory was manufactured by the Seller only until either the fourth anniversary of the Closing or until the Excess Inventory is sold, as the case may be.

Section 8	Non-Competition and Confidentiality Agreement.  For a period of three (3) years after the Closing Date, neither the Seller nor its Affiliates will, directly or indirectly, anywhere in the continental
United States engage in the design, development, assembly or marketing of the Products or the Related Products in the military, aerospace or other high-reliability markets. The Seller shall not at any time after the Closing use for its own benefit or divulge or convey to any third party, any Confidential Information (as hereinafter defined) relating to the Unit except in the defense or assertion of any claims related thereto as required by applicable laws, rules and regulations. For purposes of this Agreement, Confidential Information consists of all information, knowledge or data currently held by the Unit and relating exclusively to the Unit including, without limitation, customer and supplier lists, formulae, trade know-how, processes, secrets, consultant contracts, pricing information, marketing plans and product development plans to the extent not in the public domain or otherwise publicly available or used by the Seller or its Affiliates in their own businesses and which relate to products other than those of the Unit. Information which enters the public domain or is publicly available loses its confidential status hereunder so long as neither the Seller nor its Affiliates directly or indirectly wrongfully causes such information to enter the public domain following the Closing Date.

Without limiting the generality of Section 11.4, the provisions of this
Section 7.8 shall inure to the benefit of any permissible subsequent transferee of the Unit or any substantial portion thereof, provided that this Agreement is assigned to such transferee by written agreement, which shall have been first approved by the Seller and such transferee continues to conduct the business of the Unit as acquired hereunder and as the same develops in the normal course of business. In the event that the Seller merges, consolidates or otherwise combines the Seller with transfers, sells or disposes of the Proprietary Rights whether in one transaction or a series of related transactions, the Seller or the Affiliate party to such transaction, as the case may be, shall use reasonable efforts to procure from any purchaser or other transferee of all or any substantial portion of its remaining assets, as the case may be, a written agreement to comply with the provisions of this Section
7.8 Agreement, including this paragraph, as if such successor, purchaser or other transferee were a party hereto. Notwithstanding any term or provision herein or elsewhere, this Section Agreement shall not apply to or restrict any successor or transferee of the Seller in the conduct of any business conducted by such successor or transferee prior to becoming a successor or transferee of the Seller or an Affiliate of the Seller or acquired from any unrelated party by such successor or transferee at any time after such entity became a successor or transferee of the Seller or an Affiliate of the Seller.

Section 9	Efforts; Further Assurances.  Subject to the terms and
conditions herein provided, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the Seller and the Purchaser will use their respective best efforts to obtain consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. In the event that at any time after Closing any further action is necessary to carry out the purposes of this Agreement, the Seller or the proper directors or officers of the Seller or the Purchaser, as the case may be, shall take all such action without any further consideration therefor.

Section 10	Employment of the Seller's Employees.

(a)	The Purchaser shall offer employment to those employees currently involved in the Unit's operations and maintenance of the Facility and listed on Schedule 7.10, at the present rate of cash compensation of such employees as disclosed in Schedule 5.16 hereto and as represented and warranted by Seller in Section 5.16 or, in the Purchaser's sole discretion and judgment in any instance, better rate of cash compensation as such employees are presently employed under, provided such employees are still employed by the Seller through the Closing Date and have not breached the terms of their employment. The Seller shall continue to bear sole responsibility for the payment of all salaries and other benefits of any kind earned or accrued (whether or not vested or deemed vested at such time) by such employees prior to the Closing Date. The Seller shall terminate all such employees at the Closing Date, and the Purchaser shall engage such employees as of the following Business Day. The Purchaser shall be under no obligation to establish or continue, under the same or different terms or conditions, any employee benefit arrangement for any of the Seller's employees, whether or not disclosed in Schedule 5.16 hereto, or as to which all benefits prior to the termination by Seller are not fully paid or provided for by Seller. The Purchaser shall offer such other benefits as Microsemi customarily offers in the sole discretion of the Purchaser. The terms of such employment (other than the starting rate of cash compensation) shall be in the Purchaser's sole discretion.

(b)	The Purchaser may but shall have no obligation to offer employment to or to employ any of the Seller's employees located at the Facility other than those listed on Schedule 7.10. Upon approval of Seller, the Purchaser may discuss the possibility of an offer of employment with the employees of Seller other than those listed on Schedule 7.10. The terms of such employment shall be in the Purchaser's sole discretion.

Section 11	Disposition of Unrelated Inventory Excess Inventory
Following Closing. The Seller will arrange to effect a prompt relocation, within 30 days immediately following the Closing, of the Unrelated Inventory to such location(s) outside the Facilities as the Seller may designate, and the Seller will arrange that all Related Inventory will be relocated to the Facilities on or prior to the Closing Date. The Purchaser or Microsemi shall have the option for a three (3) year period following the Closing Date, to purchase from time to time, any or all of the Excess Inventory at a cash price equal to fifty percent (50%) of the Inventory Value, specifically valued as set forth on Schedule 5.9 and on terms comparable to those that shall apply to Purchased Inventory to be transferred to Purchaser on the Closing Date. Such Excess Inventory may be located in the Facility pursuant to arrangements that are to be mutually agreed. The Seller shall retain the right to sell such Excess Inventory, provided, it shall notify Microsemi of any offers to purchase Excess Inventory and the Purchaser or Microsemi shall notify the Seller of its intent to purchase the specified Excess Inventory at the cost identified above or the price offered by a third party, whichever is less, within five (5) Business Days after such notice. Three years following the Closing Date, the Seller shall have the right to dispose of any remaining Excess Inventory which Microsemi has not purchased or the Seller has not sold, in any manner it chooses without notice to the Purchaser or Microsemi.

Section 12	Obligation of the Seller to Purchase Wafers.  For the period from the closing Date to eighteen (18) months following the Closing
Date, the Seller shall purchase approximately 2,000 Radio Frequency probed wafers from the Purchaser, which wafers shall be produced at the Facility, and selected by the Seller. The Purchaser shall have the right to substitute up to 650 other mutually acceptable wafers if Purchaser so chooses in its sole discretion. The wafer price shall be equal to the Purchaser's actual production costs at the Facility plus an additional ten percent (10%).


	ARTICLE VIII
	Conditions to Closing

Section 1	Mutual Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to Closing of the conditions that
(a) no Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgement, decree, injunction or other order which is in effect; or (ii) commenced or threatened any action or proceeding, which in either case would prohibit consummation of the transactions contemplated by this Agreement, and (b) no suit or other action or procedure shall have been initiated seeking to prevent or delay the consummation of the transactions contemplated hereby and by the other Operative Documents.

Section 2	Conditions to the Purchaser's Obligations.  The obligations
of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

(a)	All representations and warranties made by the Seller in this
Agreement and the Schedules delivered by the Seller to the Purchaser pursuant hereto shall be true, correct and complete in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Seller shall have duly performed or complied with all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

(b)	There shall have been no material damage, destruction or loss to, or any other material or adverse change in, the Purchased Assets, regardless of insurance coverage which have not been remedied by Seller in accordance with Section 7.2.

(c)	All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance of this Agreement and each of the other Operative Documents, by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect; the Seller shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a material breach or default by the Seller under any contract to which the Seller is a party or for the continuation of any agreement to which the Seller is a party and which relates and is material to the Purchased Assets or the Unit, and all authorizations, consents, waivers, approvals or other actions necessary to permit the Purchaser to operate the business of the Unit in compliance with all applicable laws immediately after the Closing shall have been obtained and shall be in full force and effect.

(d)	Purchaser shall be satisfied in its sole discretion with the reported results of the Environmental Audit and the Environmental
Condition of the Facilities.

(e)	Prior to or at Closing, the Seller shall have delivered to the
Purchaser all instruments of assignment, transfer and conveyance identified herein and such other closing documents as shall be requested by the Purchaser in form and substance acceptable to the Purchaser's counsel, including the following:

(i)	such instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), in form and substance reasonably satisfactory to counsel for the Purchaser (including without limitation the Note, the Bill of Sale set forth as Exhibit D, the Assignment and Assumption Agreement set forth as Exhibit E, and the License Agreement, as are required in order to transfer to the Purchaser good and marketable title to the Purchased Assets, free and clear of all Encumbrances except as provided herein, and a valid perpetual fully-paid license for all of the Proprietary Rights;

(ii)	the Purchaser shall have received from the Seller title insurance policies, dated as of the Closing Date, issued at Seller's expense, insuring the fee simple title of the Purchaser to all the real property of the Facilities, subject only to (1) the lien, if any, of current real property taxes, payment of which is not delinquent; (2) objections and exceptions noted in these title insurance policies that have been approved in writing by the Purchaser. Liability coverage under those title insurance policies shall be at least equal to $700,000; and (3) existing rights, easements and customary exclusions listed in the title policy as of the Closing Date.

(iii)	a certificate of the Seller over the signature of the President or a Vice President of the Seller, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with the Agreement and (2) the conditions specified in Section 8.2(a), (b) and
(c) have been satisfied;

(iv)	a certificate of the Secretary or Assistant Secretary of the
Seller, dated the Closing Date, as to the incumbency of any officer of the Seller executing this Agreement, each other Operative Document and each other document related thereto and covering such other matters as the Purchaser may reasonably request;

(v)	a certified copy of (1) the Certificate of Incorporation and by-
laws of the Seller and all amendments thereto and (2) the resolutions of the Seller's Board of Directors authorizing the execution, delivery and consummation of this Agreement and each other Operative Document and the transactions contemplated hereby and thereby;

(vi)	resolutions of the Seller demonstrating that the transactions contemplated by this Agreement have been approved by the Board of Directors of Seller; and

(vii)	such other documents or instruments as the Purchaser reasonably requests to effect the transactions contemplated hereby.

Section 3	Conditions to the Seller's Obligations.  The obligations of
the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)	All representations and warranties made by the Purchaser in this
Agreement shall be true, correct and complete in all material respects on the date hereof and as of the Closing Date as though such representations and warranties were made as of the Closing Date, and the Purchaser shall have duly performed or complied with all of the covenants, objections and conditions to be performed or complied with by it under the terms of this Agreement on or prior to or at Closing.

(b)	All authorizations or approvals or other action required in
connection with the execution, delivery and performance of this Agreement, and each of the other Operative Documents by the Purchaser of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.

(c)	Prior to or at Closing, the Purchaser shall have delivered to the
Seller such closing documents as shall be reasonably requested by the Seller in form and substance reasonably acceptable to the Seller's counsel, including the following:

(i)	the Note and the License Agreement executed by the Purchaser and dated the Closing Date;


(ii)	the Unconditioned Guaranty of Microsemi in the form of Exhibit F;

(iii)	a certificate of the Purchaser and Microsemi over the signature of its President or a Vice President of the Purchaser, dated the Closing Date, to the effect that (1) the person signing such certificate is familiar with this Agreement and (2) the conditions specified in Section 6.3(a) and (b) have been satisfied;
(iv)	a certificate of the Secretary or Assistant Secretary of the
Purchaser and Microsemi, dated the Closing Date, as to the incumbency of any officer of the Purchaser and Microsemi executing this Agreement or any document related thereto and covering such other matters as the Seller may reasonably request;

(v)	a certified copy of (1) the Certificate of Incorporation and by-
laws of the Purchaser and Microsemi and all amendments thereto and (2) the resolutions of the Purchaser's and Microsemi's respective Boards of Directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

(vi)	the Purchase Price, as set forth in Section 4.1; and

(vii)	such other documents or instruments as the Seller reasonably requests to effect the transactions contemplated hereby, including such evidence as the Seller shall request.

	ARTICLE IX
	Termination

Section 1	Termination.  This Agreement may be terminated at any time
prior to Closing as follows:

(a)	 a mutual consent of the Seller and the Purchaser;

(b)	by either the Seller or the Purchaser if the other party hereto shall breach in any material respect any of its representations, warranties or obligations contained in this Agreement;

(c)	by the Purchaser or the Seller if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall impose any condition or requirement, which condition or requirement the Purchaser or the Seller determines, in its good faith judgment, to be materially burdensome or to deny to the Purchaser or the Seller in any material respect the benefits intended to be obtained by the Purchaser or the Seller pursuant to the transactions contemplated by this Agreement;

(d)	by the Purchaser, in the event that the conditions to its
obligations set forth in Article VIII hereof have not been satisfied or waived on or before the Closing Date;

(e)	by the Seller, in the event that the conditions to its obligations set forth in Article VIII hereof have not been satisfied or waived on or before the Closing Date; and

(f)	by either party if the transactions contemplated by this Agreement shall not have been consummated on or before October 31, 1996 (or such later date as may be mutually agreed upon in writing by the parties hereto).

Section 2	Effect of Termination.  If this Agreement is terminated
pursuant to Section 9.1 hereof, all rights and obligations of the Seller and the Purchaser hereunder shall terminate and no party shall have any liability to the other party, except for obligations of the parties hereto in Sections 7.1, 10.2, 10.3, 11.2 and 11.9, which shall survive the termination of this Agreement, and except nothing herein will relieve any party from liability for any breach of any representation, warranty, agreement or covenant contained herein prior to such termination.

	ARTICLE X
	Survival of Representations and Warranties; Indemnification

Section 1	Survival of Representations and Warranties.  The
representations and warranties provided for in this Agreement shall survive the Closing and remain in full force and effect, subject to the following terms:

(a)	Sections 5.1; 5.2; 5.3; 5.4; 5.5; 5.6; 5.7; 5.13; 5.15 and 5.17
shall survive without limit.

(b)	Sections 5.8; 5.9; 5.10; 5.11; 5.12; 5.14; 5.16; 5.18; 5.19; 5.21
and 5.22 shall survive until December 31, 1997 or longer to the extent that an applicable statute of limitations period gives a third party recourse for claims arising from or in connection with the subject of the Section.

(c)	Section 5.20 shall survive for thirty (30) days after the Closing
Date.

Section 2	Indemnification.

(a)	The Seller shall indemnify and hold harmless the Purchaser, its
Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages") arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Seller in this Agreement other than in Section 5.15, (ii) the breach by the Seller of any covenant or agreement to be performed by it hereunder other than in Section 5.15, and (iii) any liability or obligation which is not an Assumed Liability, including without limitation, to any former employee of Seller on account of or arising from any employment contract, plan or arrangement in effect prior to the Closing.

(b)	The Purchaser shall indemnify and hold harmless the Seller, its
Affiliates, officers, directors, employees, agents and representatives, and any Person claiming by or through any of them, against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel's fees and other costs and expenses incident to any suit, action or proceeding) (the "Damages") arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Purchaser in this Agreement, (ii) the breach by the Purchaser of any covenant or agreement to be performed by it hereunder, and (iii) any Assumed Liability.

(c)	any Environmental Claim or Release of Regulated Substances which exists on the Closing Date or which may be incurred or suffered by the Purchaser arising out of an Environmental Condition that is either: (1) specified in the Environmental Audit, or (2) is known to have existed or be existing on the Closing Date by Seller, its officers, directors, employees representatives, agents, attorneys or consultants or referred to in the documents provided or made available to Purchaser by Seller under this Agreement or (3) is discovered within three years after the Closing Date, unless Seller can satisfactorily establish that such Environmental Condition was not caused by Seller during its operation of the Facilities and that such Environmental Condition was not present on the Facilities at the time of the Closing. In the event the Purchaser and Seller dispute coverage for any Environmental Claim or Release pursuant to Section 10.2(c)(3), such dispute shall be presented to binding arbitration in accordance with the rules of the International Chamber of Commerce in Philadelphia, Pennsylvania, by a panel of three arbitrators. Seller shall, at its sole cost and expense be responsible for conducting all necessary investigation, remediation, and other response activities for any Environmental Conditions which exist on Facilities at the time of the Closing. Seller shall provide the
Purchaser with copies of all reports made by or for Seller in connection with the performance of Seller's duties under this Section 10.2(c).
Seller shall conduct all investigation, response and remediation activities in a manner which will not, if possible, interfere with the Purchaser's operation of the Business.
(d)	Any Person providing indemnification pursuant to the provisions of this Section 10.2 is hereinafter referred to as an "Indemnifying Party" and any Person entitled to be indemnified pursuant to the provisions of this Section 10.2 is hereinafter referred to as an "Indemnified Party."

(e)	Following the determination of the Final Inventory Value as of the
Closing Date, any claim made under this Agreement except for any indemnity provided in Section 10.2(c), as to which any limitations are expressed in such Section 10.2(c) itself, shall be made only pursuant and subject to this Article X:

(i)	No claim shall be made except to the extent that the aggregate of all claims suffered by a party exceeds $30,000;

(ii)	No claim shall be made based on a particular representation or warranty more than three months after the expiration thereof in accordance with this Article X;

(iii)	Damages shall be limited to the Purchase Price for all such claims in the aggregate; and

(iv)	No claim may be made of consequential or incidental damages except to the extent such damages comprise a portion of a claim by a third party to be indemnified against.

Section 3	Procedures for Claims.  In the case of any claim for
indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, in no event more than 10 days following such Indemnified Party's receipt of such claim or demand, to the Indemnifying Party of any claim or demand which such Indemnified Party has knowledge and as to which it may request indemnification hereunder. The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

	ARTICLE XI
	Miscellaneous

Section 1	Notices.  All notices or other communications required or
permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to the Purchaser	Micro Acquisition Corp.
c/o Microsemi Corporation
2830 South Fairview Street
Santa Ana, California  92704
Attention:  President
Telephone:  (714) 979-8220
Facsimile:  (714) 966-5256

If to the Seller:		SGS-Thomson Microelectronics, Inc.
1310 Electronics Drive
Carrollton, Texas  75008-5039
Attention:  General Counsel
Telephone:  (972) 466-6000
Facsimile:  (972) 466-7044

Section 2	Expenses.  Regardless of whether the transactions provided
for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein.

Section 3	Governing Law; Consent to Jurisdiction.  THIS AGREEMENT
SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA OR THE UNITED STATES DISTRICT COURT FOR EASTERN DISTRICT OF PENNSYLVANIA FOR THE PURPOSE OF ANY SUIT, ACTION, PROCEEDING OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING AND TO THE LAYING OF VENUE IN SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS AND IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; PROVIDED, HOWEVER, UNLESS OTHERWISE AGREED BETWEEN THE PARTIES, ANY CASE INSTITUTED OR COMMENCED BY THE SELLER OR THE PURCHASER OR ITS AFFILIATES SHALL BE BROUGHT IN PHILADELPHIA, PENNSYLVANIA.

Section 4	Assignment; Successors and Assigns; No Third Party Rights.
Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise without the prior written consent of the other party, which shall not be unreasonably withheld, and any attempted assignment without such consent shall be null and void. If the Purchaser merges, consolidates, or combines, or transfers, sells, or disposes of substantially all of the Purchased Assets, the Purchaser can assign its rights in this Agreement to such transferee or successor that assumes this Agreement in writing. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives, except as may otherwise expressly be provided in Section 7.8. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 5	Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 6	Titles and Headings.  The headings and table of contents in
this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.
Section 7	Entire Agreement.  This Agreement, including the Schedules
and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters, including without limitation the letter of agreement in principle dated July 10, 1996, accepted July 12, 1996, between the Seller and Microsemi Corporation (the "Letter of Intent").

Section 8	Amendment and Modification.  This Agreement may only be
amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 9	Public Announcement.  Except as may be required by law, in
the judgment of either party after considering advice of legal counsel, neither the Seller, on the one hand, nor the Purchaser, on the other hand, shall issue any press release or otherwise publicly disclose this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior approval of the other. In the event that any such press release or other public disclosure shall be required, the party required to issue such release or other disclosure shall consult in good faith with the other party hereto with respect to the form and substance of such release or other disclosure no less than five (5) Business Days prior to the public dissemination thereof, except with the other party's consent and approval, which shall not be unreasonably withheld. Neither party shall disclose the Purchase Price, whether prior to, on or after the Closing Date, except as may be required by applicable laws or regulations or the rules of any securities exchange or association binding on the Purchaser or the Seller, as the case may be, or except as may be required to obtain consents and approvals from banks or financial institutions or any of the parties to agreements to be assigned to the Purchaser.

Section 10	Waiver.  Any of the terms or conditions of this Agreement
may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 11	Severability.  The invalidity of any portion hereof shall
not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

Section 12	No Strict Construction.  Each of the Purchaser and the
Seller acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

Section 13	Risk of Loss.  Prior to the Closing, the risk of loss with
respect to the Purchased Assets shall remain with the Seller.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MICRO ACQUISITION CORP.,
A Delaware Corporation



By:
Name:
Title:

SGS-THOMSON MICROELECTRONICS, INC.,
A Delaware Corporation



By:
Name:
Title:






















        MOTOROLA - MICROSEMI POOWERMITE TECHNOLOGY AGREEMENT

	APPENDIX B

        POOWERMITE PACKAGE SPECIFICATIONS

	(Attached)










































	[DRAWING, SHEET 1 OF 3]


	[DRAWING, SHEET 2 OF 3]


	[DRAWING, SHEET 3 OF 3]


        MOTOROLA - MICROSEMI POOWERMITE TECHNOLOGY AGREEMENT

	APPENDIX C

	MICROSEMI/MOTOROLA TRANSMITTAL RECORD

Date of Transmittal:

Transferring Company Name:

Attention Document Control Manager:

Address:

City, State, Zip:

The Confidential/Proprietary document(s) listed is/are transmitted in accordance with the provisions of the MICROSEMI-MOTOROLA Agreement dated



	ITEM

	REFERENCE #

	DESCRIPTION OF DOCUMENT/MATERIAL

	REV.#

































































Received By:                           Transferred By:


(Receiving Company Representative)     (Transferring Company Representative)


(Title)                                (Title)


(Date)                                 (Date)

Please return an original, signed copy of this Transmittal Record to:

Transferring Company Name:
Attention Document Control Manager:
Address:
City, State, ZIP: